Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Franklin BSP Realty Trust, Inc. (the “Company,” “we,” “us” or “our”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, par value $0.01 per share; (2) our 7.50% Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series E Preferred Stock”); and (3) our Series F Convertible Preferred Stock, par value $0.01 per share (“Series F Preferred Stock).

The general terms and provisions of our common stock, Series E Preferred Stock and Series F Preferred Stock are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to our Articles of Amendment and Restatement, as amended (our “Charter”), including the Articles Supplementary applicable to the Series E Preferred Stock and our Series F Preferred Stock, and our Amended and Restated Bylaws (our “Bylaws”), all of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part. We encourage you to read our Charter and Bylaws and the applicable provisions of the Maryland General Corporation Law (“MGCL”) for additional information.
Shares Authorized
Our Charter provides that the Company may issue up to 1,000,000,000 shares of capital stock, consisting of (i) 900,000,000 shares designated as common stock, $0.01 par value per share; and (ii) 100,000,000 shares designated as preferred stock, $0.01 par value per share. Of the authorized preferred stock, currently 20,000 shares are designated as Series C convertible preferred stock (“Series C Preferred Stock”), 20,000 shares are designated as Series D convertible preferred stock (“Series D Preferred Stock”), 10,329,039 shares are designated as Series E Preferred Stock and 40,000,000 shares are designated as Series F Preferred Stock. Our Charter authorizes a majority of the Company’s board of directors (the “Board”) to amend the charter to increase or decrease the aggregate number of authorized shares of common stock or the number of shares of any class or series without stockholder approval.

Common Stock

Pursuant to our Charter, the Company is authorized to issue up to 900,000,000 shares of common stock. All of the outstanding shares of the Company’s common stock are fully paid and nonassessable. The Company’s common stock is currently listed on The New York Stock Exchange (“NYSE”) under the symbol “FBRT”.

Dividend Rights.

Subject to any preferential rights of any other class or series of stock and to the provisions of our Charter regarding the restriction on the transfer of stock, the holders of our common stock are entitled to such distributions as may be authorized from time to time by the Board out of assets legally available therefor and declared by the Company.

Voting Rights.

Subject to our Charter restrictions on ownership and transfer of our stock and except as may otherwise be specified in our Charter, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of the Board, which means that the holders of a majority of shares of our outstanding stock entitled to vote generally in the election of directors can elect all of the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors. In addition, on all matters submitted to a vote of the holders of common stock of the Company, the holders of the common stock vote together as a single class with the holders of the Series C Preferred Stock, Series D Preferred Stock and Series F Preferred Stock, with each such series of preferred stock voting on an as-converted basis.

Liquidation Rights.

Subject to any preferential rights of any other class or series of stock, upon our liquidation, holders of common stock are entitled to receive all assets available for distribution to our stockholders.

Preemptive or Similar Rights.

Holders of common stock do not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that the Company may issue, or preference, conversion, exchange, sinking fund or redemption rights. Holders of common stock will not have appraisal rights or rights of objecting stockholders unless the Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders would otherwise be entitled to exercise appraisal rights.

Preferred Stock

Our Charter authorizes the Board, without stockholder approval, to designate and issue one or more classes or series of preferred stock and to set or change the voting, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class of shares so issued. Because the Board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock.

The terms of the Series E Preferred Stock and Series F Preferred Stock, our two series of preferred stock registered under the Exchange Act, are summarized below. The complete terms of each class are set forth in the Articles Supplementary applicable to each class, which have been filed as exhibits to the Annual Report on Form 10-K which this exhibit forms a part.

7.50% Series E cumulative redeemable preferred stock

Maturity
The Series E Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption. Shares of the Series E Preferred Stock will remain outstanding indefinitely unless the Company decides to redeem or otherwise repurchase them or they become convertible and are converted as described below under “—Change of Control Conversion Right.” The Company is not required to set apart for payment the funds to redeem the Series E Preferred Stock.
Ranking
The Series E Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon its liquidation, dissolution or winding up:
(1)    senior to all classes or series of our common stock, of Series F Preferred Stock and to all other equity securities issued by the Company other than equity securities referred to in clauses (2) and (3) below;
(2)    on a parity with all Series C Preferred Stock, Series D Preferred Stock and all other equity securities issued by the Company with terms specifically providing that those equity securities rank on a parity with the Series E Preferred Stock, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;
(3)    junior to all equity securities issued by the Company with terms specifically providing that those equity securities rank senior to the Series E Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon its liquidation, dissolution or winding up (please see the section entitled “—Limited Voting Rights” below); and
(4)    effectively junior to all of the Company’s existing and future indebtedness (including indebtedness convertible to its common stock or preferred stock, if any) and to the indebtedness of its existing subsidiaries and any future subsidiaries.
Dividends
Holders of shares of the Series E Preferred Stock are entitled to receive, when, as and if authorized by our board of directors and declared by the Company, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.50% of the $25.00 per share liquidation preference per annum (equivalent to $1.875 per annum per share). Dividends on the Series E Preferred Stock shall accumulate daily and be cumulative from, and including, October 15, 2021 and shall be payable quarterly in arrears on the 15th day of each January, April, July and October (each, a “dividend payment date”) with respect to the immediately preceding dividend period; provided that if any dividend payment date is not a business day, as defined in the Articles Supplementary for the Series E Preferred Stock, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Any dividend payable on the Series E Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records for the Series E Preferred Stock at the close of business on the applicable record date, which shall be the last day of the calendar quarter, whether or not a business day, immediately preceding the applicable dividend payment date (each, a “dividend record date”).
No dividends on shares of the Series E Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Company at any time when the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.
Notwithstanding the foregoing, dividends on the Series E Preferred Stock will accumulate whether or not the Company has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears, and holders of the Series E Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series E Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.
Unless full cumulative dividends on the Series E Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or in shares of any series of preferred stock that the Company may issue ranking junior to the Series E Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set apart for payment upon shares of the Company’s common stock or preferred stock that the Company may issue ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation. Nor shall any other distribution be declared or made upon shares of the Company common stock or preferred stock that the Company may issue ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation. In addition, any shares of the Company’s common stock or preferred stock that the Company may issue ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for the Company’s other capital stock that it may issue ranking junior to the Series E Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of our Charter relating to restrictions on transfer and ownership of its capital stock). The foregoing shall not, however, prevent the purchase or acquisition by the Company of shares of any class or series of stock pursuant to the provision of Article V of our Charter relating to restrictions on transfer and ownership or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series E Preferred Stock and any preferred stock that the Company may issue ranking on parity with the Series E Preferred Stock as to dividends or upon liquidation.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Stock and the shares of any other series of preferred stock that the Company may issue ranking on a parity as to dividends with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and such other series of preferred stock shall be declared pro rata so that the amount of dividends declared per share of the Series E Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series E Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears.
Liquidation Preference
In the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up, the holders of shares Series E Preferred Stock will be entitled to be paid out of the assets the Company has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of its stock the Company may issue ranking senior to the Series E Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of the Company’s common stock or any other class or series of its stock the Company may issue that ranks junior to the Series E Preferred Stock as to liquidation rights.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of the Series E Preferred Stock and the corresponding amounts payable on all shares of other classes or series of the Company’s capital stock that the Company may issue ranking on a parity with the Series E Preferred Stock in the distribution of assets, then the holders of the Series E Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Holders of the Series E Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series E Preferred Stock will have no right or claim to any of the Company’s remaining assets. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other entity with or into the Company, or the sale, lease, transfer or conveyance of all or substantially all of the Company’s property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company (although such events may give rise to the special optional redemption and contingent conversion rights described below).
In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Company or otherwise, is permitted under the MGCL, amounts that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series E Preferred Stock shall not be added to our total liabilities.

Redemption
As provided in our Charter, the Company may purchase or redeem shares of the Series E Preferred Stock in order to preserve its qualification as a Real Estate Investment Trust (“REIT”). Please see the section entitled “Restrictions on Ownership and Transfer.”
Optional Redemption. The Company may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.
Special Optional Redemption Upon Change of Control. Upon the occurrence of a Change of Control, the Company may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series E Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date, the Company has provided notice of its election to redeem some or all of the shares of Series E Preferred Stock (whether pursuant to our optional redemption right described above under “—Optional Redemption” or this special optional redemption right), the holders of Series E Preferred Stock will not have the Change of Control Conversion Right (as defined below) described below under “—Change of Control Conversion Right” with respect to the shares called for redemption.
A “Change of Control” is deemed to occur when, after the original issuance of the Series E Preferred Stock, the following have occurred and are continuing:
•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Company’s stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•following the closing of any transaction referred to in the bullet point above, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American or the Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.
Redemption Procedures. In the event the Company elects to redeem Series E Preferred Stock, the notice of redemption will be mailed to each holder of record of the Series E Preferred Stock called for redemption at such holder’s address as it appears on our stock transfer records and will state the following:
•the redemption date;

•the number of shares of the Series E Preferred Stock to be redeemed;

•the redemption price;

•the place or places where certificates (if any) for the Series E Preferred Stock are to be surrendered for payment of the redemption price;

•that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

•whether such redemption is being made pursuant to the provisions described above under “—Optional Redemption” or “—Special Optional Redemption Upon Change of Control”;

•if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and

•if such redemption is being made in connection with a Change of Control, that the holders of the shares of the Series E Preferred Stock being so called for redemption will not be able to tender such shares of the Series E Preferred Stock for conversion in connection with the Change of Control and that each share of the Series E Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.
If less than all of the Series E Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of the Series E Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Series E Preferred Stock, except as to the holder to whom notice was defective or not given.
Holders of shares of the Series E Preferred Stock to be redeemed shall surrender the Series E Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of the Series E Preferred Stock has been given and if the Company has irrevocably set apart for payment the funds necessary for redemption in trust for the benefit of the holders of the shares of the Series E Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of the Series E Preferred Stock, those shares of the Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series E Preferred Stock is to be redeemed, the Series E Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Company determines but that will not result in the automatic transfer of any shares of the Series E Preferred Stock to a trust as described under “—Restrictions on Ownership and Transfer.”
Immediately prior to any redemption of the Series E Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of the Series E Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series E Preferred Stock to be redeemed.
Unless full cumulative dividends on all shares of the Series E Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of the Series E Preferred Stock shall be redeemed unless all outstanding shares of the Series E Preferred Stock are simultaneously redeemed, and the Company shall not purchase or otherwise acquire directly or indirectly any shares of the Series E Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Company of shares of the Series E Preferred Stock to preserve its REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series E Preferred Stock.
Subject to applicable law, the Company may purchase shares of the Series E Preferred Stock in the open market, by tender or by private agreement. Any shares of the Series E Preferred Stock that the Company acquires may be retired and re-classified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.
Change of Control Conversion Right
Upon the occurrence of a Change of Control, each holder of the Series E Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Company has provided notice of its election to redeem some or all of the shares of the Series E Preferred Stock held by such holder as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption Upon Change of Control,” in which case such holder will have the right only with respect to shares of the Series E Preferred Stock that are not called for redemption) to convert some or all of the shares of the Series E Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of the Company’s common stock per share of the Series E Preferred Stock (the “common stock Conversion Consideration”) equal to the lesser of:
•(i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of the Series E Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series E Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends will be included in this sum) by (y) the common stock Price, as defined below (such quotient, the “Conversion Rate”); and (ii) 1.44675 (the “Share Cap”), subject to certain adjustments as described below.
Except as set forth in the Articles Supplementary for the Series E Preferred Stock and as otherwise required by law, the persons who are the holders of record of shares of the Series E Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, the Company will make no allowance for unpaid dividends that are not in arrears on the shares of the Series E Preferred Stock to be converted.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Company’s common stock to existing holders of its common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of the Company’s common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of the Company’s common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of the Company’s common stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of the Company’s common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series E Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.
In the case of a Change of Control pursuant to which our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of the Series E Preferred Stock will receive upon conversion of such shares of the Series E Preferred Stock, the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of the Company’s common stock equal to the common stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”); the common stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of the Company’s common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of the Company’s common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of the Company’s common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of the Company’s common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.
The Company will not issue fractional shares of its common stock upon the conversion of the Series E Preferred Stock in connection with a Change of Control. Instead, the Company will make a cash payment equal to the value of such fractional shares based upon the common stock Price used in determining the common stock Conversion Consideration for such Change of Control.
Within 15 days following the occurrence of a Change of Control, provided that the Company has not then exercised its right to redeem all shares of the Series E Preferred Stock pursuant to the redemption provisions described above, the Company will provide to holders of the Series E Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:
•the events constituting the Change of Control;

•the date of the Change of Control;

•the last date on which the holders of the Series E Preferred Stock may exercise their Change of Control Conversion Right;

•the method and period for calculating the Common Stock Price;

•the Change of Control Conversion Date;

•that if, prior to the Change of Control Conversion Date, the Company has provided notice of its election to redeem all or any shares of the Series E Preferred Stock, holders will not be able to convert the shares of the Series E Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of the Series E Preferred Stock;

•the name and address of the paying agent, transfer agent and conversion agent for the Series E Preferred Stock;

•the procedures that the holders of the Series E Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and

•the last date on which holders of the Series E Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.
Under such circumstances, the Company also will issue a press release containing such notice for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which the Company provides the notice described above to the holders of the Series E Preferred Stock.
To exercise the Change of Control Conversion Right, the holders of the Series E Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of the Series E Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of the Company Series E Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of the Company Series E Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by the Company, duly completed, to its transfer agent. The conversion notice must state:
•the relevant Change of Control Conversion Date;

•the number of shares of the Series E Preferred Stock to be converted; and

•that the shares of the Series E Preferred Stock are to be converted pursuant to the applicable provisions of the Series E Preferred Stock.
The “Change of Control Conversion Date” is the date the Series E Preferred Stock is to be converted, which will be a business day selected by the Company that is no fewer than 20 days nor more than 35 days after the date on which the Company provides the notice described above to the holders of the Series E Preferred Stock.
The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of the Company’s common stock is solely cash, the amount of cash consideration per share of its common stock or (ii) if the consideration to be received in the Change of Control by holders of the Company’s common stock is other than solely cash (x) the average of the closing sale prices per share of the Company common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a U.S. securities exchange.
Holders of the Series E Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:
•the number of withdrawn shares of the Series E Preferred Stock;

•if certificated Series E Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of the Series E Preferred Stock; and

•the number of shares of the Series E Preferred Stock, if any, which remain subject to the holder’s conversion notice.
Notwithstanding the foregoing, if any shares of the Series E Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.
Series E Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Company has provided notice of its election to redeem some or all of the shares of the Series E Preferred Stock, as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption Upon Change of Control,” in which case only the shares of the Series E Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Company elects to redeem shares of the Series E Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of the Series E Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption Upon Change of Control,” as applicable.
The Company will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of the Company’s common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, the Company will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of shares of the Series E Preferred Stock into shares of the Company’s common stock or other property. Notwithstanding any other provision of the Series E Preferred Stock, no holder of the Series E Preferred Stock will be entitled to convert such shares of the Series E Preferred Stock into shares of the Company’s common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to exceed the applicable share ownership limitations contained in our Charter. Please see the section entitled “Restrictions on Ownership and Transfer.”
The Change of Control conversion feature may make it more difficult for a third party to acquire the Company or discourage a party from acquiring it.
Except as provided above in connection with a Change of Control, the Series E Preferred Stock is not convertible into or exchangeable for any other securities or property.
Limited Voting Rights
Holders of the Series E Preferred Stock do not have any voting rights, except as set forth below.
Whenever dividends on any shares of the Series E Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of the Company’s preferred stock the Company has issued or may issue upon which like voting rights have been conferred and are exercisable and with which the Series E Preferred Stock is entitled to vote as a class with respect to the election of those two directors), and the holders of the Series E Preferred Stock, voting as a single class with all other classes or series of preferred stock the Company has issued or may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series E Preferred Stock in the election of those two directors will be entitled to vote for the election of those two additional directors at a special meeting called by the Company at the request of the holders of record of at least 25% of the outstanding shares of the Series E Preferred Stock or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series E Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series E Preferred Stock for all past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In that case, the right of holders of the Series E Preferred Stock to elect any directors will cease and, unless there are other classes or series of the Company’s preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of the Series E Preferred Stock shall immediately terminate and the number of directors constituting the board of directors shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series E Preferred Stock (voting together as a separate class with all other classes or series of preferred stock the Company may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series E Preferred Stock in the election of such directors) pursuant to these voting rights exceed two.

If a special meeting is not called by the Company within 30 days after request from the holders of the Series E Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series E Preferred Stock may designate a holder to call the meeting at our expense.
On each matter on which holders of the Series E Preferred Stock are entitled to vote, each share of the Series E Preferred Stock will be entitled to one vote, except that when shares of any other class or series of the Company’s preferred stock have the right to vote with the Series E Preferred Stock as a single class on any matter, the Series E Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).
So long as any shares of the Series E Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series E Preferred Stock outstanding at the time, voting together as a single class with all series of preferred stock ranking on a parity with the Series E Preferred Stock that the Company may issue and upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting, (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the Company’s authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series E Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series E Preferred Stock and, provided further, that any increase in the amount of the authorized common stock or preferred stock, including the Series E Preferred Stock, or the creation or issuance of any additional Series E Preferred Stock or other series of preferred stock that the Company may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series E Preferred Stock that the Company may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. Notwithstanding the foregoing, holders of any parity preferred stock shall not be entitled to vote together as a class with the holders of the Series E Preferred Stock on any amendment, alteration or repeal of our Charter unless such action affects the holders of the Series E Preferred Stock and such parity preferred stock equally.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
Except as expressly stated in the Articles Supplementary for the Series E Preferred Stock, the Series E Preferred Stock does not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.
Information Rights
During any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act and any shares of the Series E Preferred Stock are outstanding, the Company will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of the Series E Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Company would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of the Series E Preferred Stock. The Company will use its best effort to mail (or otherwise provide) the information to the holders of the Series E Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Company were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Company would be required to file such periodic reports if the Company were a “non-accelerated filer” within the meaning of the Exchange Act.
Preemptive Rights
No holders of the Series E Preferred Stock, as holders of the Series E Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any of its other securities.
Book-Entry Procedures
DTC acts as securities depositary for the Series E Preferred Stock. The Company has issued one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates represent the total aggregate number of shares of the Series E Preferred Stock. The Company has deposited these certificates with DTC or a custodian appointed by DTC. The Company will not issue certificates to holders of the Series E Preferred Stock for shares of the Series E Preferred Stock, unless DTC’s services are discontinued as described below.
Title to book-entry interests in the Series E Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series E Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series E Preferred Stock.
DTC has advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.
When shares of the Series E Preferred Stock are purchased within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series E Preferred Stock on DTC’s records. Holders of the Series E Preferred Stock will be considered to be the “beneficial owner” of the Series E Preferred Stock. Such beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of the Series E Preferred Stock are credited.
Holders of the Series E Preferred Stock will not receive written confirmation from DTC of the purchase of the Series E Preferred Stock. The Direct or Indirect Participants through whom the Series E Preferred Stock were purchased should send such holders written confirmations providing details of the transactions, as well as periodic statements of the holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers.
Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
The Company understands that, under DTC’s existing practices, in the event that the Company requests any action of the holders, or an owner of a beneficial interest in a global security, such as a holder of the Series E Preferred Stock, desires to take any action which a holder is entitled to take under our Charter (including the Articles Supplementary for the Series E Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
Any redemption notices with respect to the Series E Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of the Series E Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of the Series E Preferred Stock in accordance with its procedures.
In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of the Series E Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of the Series E Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.
Dividends on the Series E Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.
Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, the Company or any agent of the Company.
DTC may discontinue providing its services as securities depositary with respect to the Series E Preferred Stock at any time by giving reasonable notice to the Company. Additionally, the Company may decide to discontinue the book-entry only system of transfers with respect to the Series E Preferred Stock. In that event, the Company will print and deliver certificates in fully registered form for the Series E Preferred Stock. If DTC notifies the Company that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by the Company within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, the Company will issue the Series E Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.
According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Global Clearance and Settlement Procedures
Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.
Listing
The Series E Preferred Stock is listed on the New York Stock Exchange under the symbol “FBRT PRE”.
Transfer Agent and Registrar
The transfer agent and registrar for the Series E Preferred Stock is DST Systems, Inc.
 Series F Preferred Stock
The Series F Preferred Stock ranks junior to all other outstanding classes of the Company’s preferred stock with respect to priority in dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company. The liquidation preference of each share of Series F Preferred Stock is $2.00.

Dividends on the Series F Preferred Stock are equal to, and will be paid at the same time as, dividends that are authorized and declared on the Company’s common stock. The Series F Preferred Stock ranks senior to the Company’s common stock with respect to the distribution of assets upon any liquidation, dissolution or winding up of the Company (other than a liquidation, dissolution or winding up of the Company that results in the automatic conversion of such Series F Preferred Stock into common stock).
Each share (or fractional share) of Series F Preferred Stock shall automatically convert into one share of Company common stock (or equivalent fractional share, as applicable) upon the earlier of (i) April 18, 2022, (ii) three business days prior to a liquidation, dissolution or winding up of the Company in the event that the Company’s board of directors determines (which determination will be conclusive) that the liquidating distribution per share in respect of such converted share of Series F Preferred Stock (or fractional share) would be in an amount in excess of the liquidation preference of $2.00 per share or (iii) immediately prior to the effective time of a qualifying change of control, provided that the consideration per share payable in connection with such change in control in respect of such converted share of Series F Preferred Stock (or fractional share) is an amount in excess of the liquidation preference of $2.00.
The Series F Preferred Stock has no stated maturity and is not redeemable.
Holders of Series F Preferred Stock (voting as a single class with holders of Company common stock and other series of Company equity securities entitled to vote with the common stockholders) are entitled to vote on each matter submitted to a vote of the stockholders of the Company upon which the holders of common stock are entitled to vote. The number of votes applicable to a share of outstanding Series F Preferred Stock will be equal to the number of shares of common stock a share of Series F Preferred Stock could have been converted into as of the record date set for purposes of such stockholder vote (rounded down to the nearest whole number of shares of common stock). In addition, the affirmative vote of the holders of two-thirds of the outstanding shares of Series F Preferred Stock is required to take certain actions materially adverse to the holders of the Series F Preferred Stock.

Restrictions on Ownership and Transfer

In order for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), the Company must meet the following criteria regarding our stockholders’ ownership of its shares:
•five or fewer individuals (as defined in the Code to include specified private foundations, employee benefit plans and trusts and charitable trusts) may not own, directly or indirectly, more than 50% in value of the Company’s outstanding shares during the last half of a taxable year, other than its first REIT taxable year; and
•100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.
The Company may prohibit certain acquisitions and transfers of shares so as to ensure its initial and continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Because the Company believes it is essential for it to qualify as a REIT, and, once qualified, to continue to qualify, among other purposes, pursuant to our Charter, our board of directors has established (subject to certain exceptions) that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 7.9% in value of the aggregate of our outstanding shares of stock or more than 7.9% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock.
The Board, in its sole discretion, may (prospectively or retroactively) waive this ownership limit if evidence satisfactory to our directors, including certain representations and undertakings required by our Charter, is presented that such ownership will not then or in the future jeopardize its status as a REIT. Also, these restrictions on transferability and ownership will not apply if our directors determine that it is no longer in its best interests to continue to qualify as a REIT or that compliance is no longer necessary for REIT qualification.
Additionally, our Charter prohibits the transfer or ownership of its stock if such transfer or ownership would:

•with respect to transfers only, result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;
•result in the Company being “closely held” within the meaning of Code Section 856(h) (regardless of whether the ownership interest is held during the last half of a taxable year);
•result in the Company owning, directly or indirectly, more than 9.8% of the ownership interests in any tenant or subtenant; or
•otherwise result in our disqualification as a REIT.
Any attempted transfer of the Company’s stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will not acquire any rights in such stock. In the event of any attempted transfer of the Company’s stock which, if effective, would result in (i) violation of the ownership limit discussed above, (ii) in its being “closely held” under Code Section 856(h), (iii) its owning (directly or indirectly) more than 9.8% of the ownership interests in any tenant or subtenant or (iv) its otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. To avoid confusion, these shares so transferred to a beneficial trust will be referred to in this prospectus as “Excess Securities.” If the transfer of Excess Securities to a beneficial trust would not be effective for any reason to prevent any of the above violations, then the transfer of that number of shares that would otherwise cause the violation will be null and void and the proposed transferee will not acquire any rights in the shares. Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The proposed transferee will have no rights with respect to the Excess Securities and will not benefit economically from the Excess Securities. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all dividends and other distributions authorized by the board of directors on such securities for the benefit of the charitable beneficiary. Our Charter further entitles the trustee of the beneficial trust to vote all Excess Securities. Subject to Maryland law, the trustee will also have the authority (i) to rescind as void any vote cast by the intended transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
The trustee of the beneficial trust will select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 7.9% ownership limit or the other restrictions on ownership and transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would have violated the 7.9% ownership limit or the other restrictions on ownership and transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.
In addition, the Company has the right to purchase any Excess Securities at the lesser of (i) the price per share paid in the transfer that created the Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date the Company, or its designee, exercise such right. The Company may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. The Company will have the right to purchase the Excess Securities until the trustee has sold the shares. Upon a sale to the Company, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.
Any person who (i) acquires or attempts or intends to acquire shares in violation of the foregoing ownership limitations, or (ii) would have owned shares that resulted in a transfer to a charitable trust, is required to give the Company immediate written notice or, in the case of a proposed or intended transaction, 15 days’ written notice. In both cases, such persons must provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in its best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.
The ownership limit does not apply to the underwriter in a public offering of shares or to a person or persons so exempted (prospectively or retroactively) from the ownership limit by the Company’s board of directors based upon appropriate assurances, including certain representations and undertakings required by our Charter, that its qualification as a REIT is not jeopardized. Any person who owns more than 5% of the outstanding shares during any taxable year will be asked to deliver written notice setting forth the name and address of such owner, the number of shares beneficially owned, directly or indirectly, and a description of the manner in which such shares are held.
Certain Anti-takeover Matters

Our Charter and our Bylaws, and the MGCL, contain certain provisions that could make it more difficult to acquire control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with its board of directors. The Company believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for our common stock or otherwise be in the best interest of its stockholders.

Business Combinations.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.
These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has adopted a resolution exempting any business combination with the advisor or any affiliate of the advisor. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between the Company and the advisor or any affiliate of the advisor. As a result, the advisor or any affiliate of the advisor may be able to enter into business combinations with the Company that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.
The business combination statute may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.

Control Share Acquisitions.

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders holding two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:
•owned by the acquiring person;
•owned by the Company’s officers; and
•owned by the Company’s employees who are also directors.
 “Control shares” mean voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer in respect of which the acquirer can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:
•one-tenth or more, but less than one-third of all voting power;
•one-third or more, but less than a majority of all voting power; or
•a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel the Board to call a special meeting of stockholders to be held within 50 days of a request to consider the voting rights of the control shares. If no request for a meeting is made, the Company may present the question at any stockholders’ meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement on or before the 10th day after the control share acquisition as required by the statute, then, subject to some conditions and limitations, the Company may acquire any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if the Company is a party to the transaction or to acquisitions approved or exempted by our Charter or our Bylaws.
As permitted by the MGCL, our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of the Company’s stock by any person. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8.

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•a classified board,
•a two-thirds vote requirement for removing a director,
•a requirement that the number of directors be fixed only by vote of the directors,
•a requirement that a vacancy on the board of directors be filled only by affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred, and
•a majority requirement for the calling of a special meeting of stockholders.
 The Company has elected that, except as may be provided by the Board in setting the terms of any class or series of preferred stock, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the directorship in which the vacancy occurred. Through provisions in our Charter and Bylaws unrelated to Subtitle 8, the Company already vests in the board of directors the exclusive power to fix the number of directorships, has a two-thirds vote requirement for the removal of directors and requires the request of stockholders entitled to cast a majority of the votes entitled to be cast to call a special meeting.

Exclusive Forum

Our Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in Section 1-101(p) of the MGCL, or any successor provision thereof; (b) any derivative action or proceeding brought on behalf of the Company; (c) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Company to the Company or to the stockholders of the Company; (d) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the MGCL, our Charter or our Bylaws; or (e) any action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division. This exclusive forum provision is intended to apply to claims arising under Maryland state law and would not apply to claims brought pursuant to the Exchange Act or Securities Act of 1933, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Amendment of the Company’s Organizational Documents

Except for those amendments permitted to be made without stockholder approval, our Charter may be amended, after approval by the Board, by the affirmative vote of a majority of the votes entitled to be cast on the matter (except for amendments of the provisions of our Charter related to removal of directors and amendment of our Charter, which require the affirmative vote of stockholders entitled to cast at least two-thirds of all votes entitled to be cast on the matter). Our Bylaws may be amended only by the Board.